U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Names and Address of Reporting Person*

   Kneafsey, John P.
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   (Last)                (First)                 (Middle)

                    c/o Pathfinder Advisory Services, Inc.
                          9515 Deereco Road, Suite 903
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                                    (Street)

   Timonium              MD                      21093
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   (City)                (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Siena Holdings, Inc. - SIEN
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   08/2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |X|   Officer (give title below)           |X|   Other (specify below)

                            Chief Executive Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

    |X|  Form filed by One Reporting Person
    |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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            TABLE 1 -- Non-Derivative Securities Beneficially Owned
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                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                       3.            Disposed of (D)                 Securities     Form:     7.
                                       Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          2.           Code          ----------------------------    Owned at End   (D) or    Indirect
1.                        Transaction  (Instr. 8)               (A)                  of Month       Indirect  Beneficial
Title of Security         Date         ------------  Amount      or     Price        (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)   Code     V               (D)                  and 4)         (Instr.4) (Instr. 4)
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Siena Holdings, Inc.      07/19/02     P             184949     A       1.25         3058489        D
common stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                    2.                                                                                    Deriv-     Form of
                    Conver-                    5.                              7.                         ative      Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-     ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities      Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-      ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially   Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned      (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)           Amount   ative    at End     In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------           or       Secur-   of         direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-           Number   ity      Month      (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion              of       (Instr.  (Instr.    (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V   (A)   (D)     cisable  Date     Title    Shares   5)       4)         4)      4)
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Explanation of Responses:




Date: 08/08/2002                      /s/ John P. Kneafsey
                                      ------------------------------------------
                                      Name:  John P. Kneafsey


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.